Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-90820, 33-90822, 333-42685 and 333-47591 of PennFed Financial Services, Inc.
on Forms S-8, and Registration Statement No. 333-20499 of PennFed Financial Services, Inc. on Form S-3 of our report dated August 27, 2004, September 12, 2005, as to Note U (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note U), appearing in this Annual Report on Form 10-K of PennFed Financial Services, Inc. for the year ended June 30, 2006.



/s/ Deloitte & Touche LLP
Parsippany, New Jersey
September 13, 2006